EXHIBIT 99.1

            Baldwin Reports Increase in Sales and Earnings for FY '06


     SHELTON, Conn.--(BUSINESS WIRE)--Aug. 10, 2006--Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in accessories and controls technology for the printing industry, announced today that net sales for the fiscal year ended June 30, 2006 rose 3.6% to $179,380,000, compared with net sales of $173,185,000 for the year ended June 30, 2005. Currency exchange rates had an unfavorable impact of approximately $8,400,000 on annual sales. Excluding the impact of translation, sales would have been up 8.4% from the prior year.
     For the full year, Baldwin recorded net income of $6,258,000, or $0.40 per diluted share, up 24% over net income of $5,035,000, or $0.33 per diluted share, for the prior year. Currency translation negatively impacted net income by approximately $500,000. Excluding the effects of currency, net income would have increased by 34%.
     For the fiscal fourth quarter, net sales were $47,462,000, compared to $48,283,000 for the fourth quarter in the prior year, representing a decrease of 1.7%. Excluding the unfavorable currency impact of approximately $900,000, sales would have been approximately the same as last year's quarter.
     Fourth quarter net income was $1,937,000, or $0.12 per diluted share, compared to net income of $2,019,000, or $0.13 per diluted share, for the comparable quarter in the prior fiscal year. Included in the prior year's net income figures for the fourth quarter was a favorable one-time pre-tax customer cost reimbursement of approximately $700,000 for an order that had been re-negotiated.
     Orders for the fiscal fourth quarter were approximately $43,100,000, compared to $38,900,000 for the fourth quarter of fiscal year 2005, representing an increase of approximately 11%. Backlog as of June 30, 2006 was $49,200,000, up from $48,100,000 a year earlier. Strong order intake subsequent to year-end has further increased the backlog to more than $55,000,000.
     President and COO Karl Puehringer said, "We achieved excellent results in fiscal 2006 in a rapidly changing environment. Despite challenges to print media in general and tough price competition in particular, we again expanded our market share as a provider of accessories and controls for the global offset printing industry. By aggressively focusing on our core competencies, including our ability to deliver well-designed, reliable products at a competitive price, we continued to achieve our goal of creating added value for our customers. We also benefited from strong individual efforts from the many Baldwin employees around the world who are engaged, energized and involved in building our business."
     "Moreover, we are off to an excellent start to the new fiscal year. During July, we were awarded a large order from the Nikkei Newspaper Group in Japan which was in excess of $5,000,000," Puehringer added.
     Baldwin Vice President and CFO Vijay Tharani stated, "This was another good year for Baldwin. For FY '06, our revenues on a currency-adjusted basis grew by about 8%. Also gross margins were at 33.6% in a price competitive market, up from 33% in FY '05, reflecting gains achieved through several strategic sourcing initiatives. Our results for FY '06 compare even more favorably against FY '05 if we take into consideration the approximately $700,000 received last year as a one-time reimbursement for a re-negotiated customer order and the royalty income stream that contributed approximately $1,500,000 more in pre-tax income in FY '05 than in FY '06."
     "Furthermore, our balance sheet today is stronger than it has been for quite some time. We ended the year with our long-term debt paid down by another $5,664,000 during the year and with a net cash position of $4,431,000 at year end," Tharani concluded.
     The company will host a conference call to discuss the financial results and business outlook today, August 10 at 11 a.m. Eastern. Call in information is available on the company's website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin Chairman and Chief Executive Officer Gerald A. Nathe, Baldwin President and Chief Operating Officer Karl S. Puehringer and Vice President and Chief Financial Officer Vijay C. Tharani.

     About Baldwin

     Baldwin Technology Company, Inc. is a leading global manufacturer of press accessories and controls for the commercial and newspaper printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications. For more information, visit http://www.baldwintech.com.
     Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com . For an online investor relations kit, visit http://www.hawkassociates.com . An investor profile about Baldwin Technology may be found at http://www.hawkassociates.com/baldwin/profile.php .

                        Baldwin Technology Company, Inc.
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                Quarter ended June 30,
                                                ----------------------
                                                   2006        2005
                                                 ---------   ---------
Net sales                                       $  47,462   $  48,283
Cost of goods sold                                 31,059      30,285
                                                 ---------   ---------
Gross profit                                       16,403      17,998
Operating expenses                                 13,241      13,727
Restructuring charges                                  --          --
                                                 ---------   ---------
Operating income                                    3,162       4,271
Interest expense                                      271         427
Interest (Income)                                     (33)        (26)
Other expense (income), net                           126         108
                                                 ---------   ---------
Income before income taxes                          2,798       3,762
Income tax provision (benefit)                        861       1,743
                                                 ---------   ---------
Net income                                      $   1,937   $   2,019
                                                 =========   =========
Net income per share - basic                    $    0.13   $    0.14
                                                 =========   =========
Net income per share - diluted                  $    0.12   $    0.13
                                                 =========   =========
Weighted average shares outstanding - basic        15,022      14,911
                                                 =========   =========
Weighted average shares outstanding - diluted      15,905      15,278
                                                 =========   =========

                                                 Year ended June 30,
                                                ----------------------
                                                   2006        2005
                                                 ---------   ---------
Net sales                                       $ 179,380   $ 173,185
Cost of goods sold                                119,072     115,948
                                                 ---------   ---------
Gross profit                                       60,308      57,237
Operating expenses                                 49,707      48,209
Restructuring charges                                  --        (338)
                                                 ---------   ---------
Operating Income                                   10,601       9,366
Interest Expense                                    1,074       2,412
Interest (Income)                                    (125)       (105)
Other (Income), net                                   (38)     (1,660)
                                                 ---------   ---------
Income before income taxes                          9,690       8,719
Income tax provision (benefit)                      3,432       3,684
                                                 ---------   ---------
Net income                                          6,258   $   5,035
                                                 =========   =========
Net income per share - basic                    $    0.42   $    0.34
                                                 =========   =========
Net income per share - diluted                  $    0.40   $    0.33
                                                 =========   =========
Weighted average shares outstanding - basic        14,966      14,899
                                                 =========   =========
Weighted average shares outstanding - diluted      15,713      15,305
                                                 =========   =========

                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)

                                                 June 30,    June 30,
Assets                                             2006        2005
                                                ----------  ----------
 Cash and equivalents                           $  14,986   $  15,443
 Trade Receivables                                 39,862      35,250
 Inventory                                         22,657      22,755
 Prepaid expenses and other                         5,274       3,548
                                                 ---------   ---------
Total Current Assets                               82,779      76,996

Property, plant and equipment, net                  3,617       3,415
Intangible assets                                  13,749      13,483
Other assets                                       12,618      15,457
                                                 ---------   ---------
Total assets                                      112,763     109,351
                                                 =========   =========

Current liabilities
 Loans payable                                  $   2,622   $   2,705
 Current portion of long-term debt                    853       1,033
 Other current liabilities                         49,539      47,759
                                                 ---------   ---------
Total current liabilities                          53,014      51,497

Long-term debt                                      7,080      12,223

Other long-term liabilities                         6,736       6,400
                                                 ---------   ---------

Total liabilities                                  66,830      70,120

Shareholders equity                                45,933      39,231
                                                 ---------   ---------

Total liabilities and shareholders equity       $ 112,763   $ 109,351
                                                 =========   =========


     Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the company's Form 10-K Report for the fiscal year ended June 30, 2005.


    CONTACT: Hawk Associates, Inc.
             Frank N. Hawkins, Jr. or Julie Marshall, 305-451-1888 info@hawkassociates.com http://www.hawkassociates.com